Exhibit 99.1

The First Bancorp Reports Second Quarter Results

DAMARISCOTTA, ME, July 18 - The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the quarter ended June 30, 2012. Net income was $3.3 million, up $130,000 or 4.1% from the same period in 2011, and earnings per common share on a fully diluted basis of $0.32 were up $0.03 or 10.3% from the same period in 2011. Compared to the previous quarter, net income was up $410,000 or 14.1% and earnings per common share on a fully diluted basis were up $0.04 or 14.3%.
The Company also announced unaudited results for the six months ended June 30, 2012. Net income was $6.2 million, down $100,000 or 1.6% from the same period in 2011, and earnings per common share on a fully diluted basis of $0.60 were up $0.02 or 3.4% from the same period in 2011.
"These are the best quarterly earnings we have posted in the past three years," observed Daniel R. Daigneault, the Company's President & Chief Executive Officer. "Net income in the second quarter broke out of the consistent range of $2.9 million to $3.2 million we have seen over the past two years. Similar results can be seen in asset quality, such as the level of non-performing assets, which have ranged from a low of 1.58% to a high of 2.32% over the past three years and ended the second quarter at 1.91% of total assets. We still see weaknesses in the economy, however, with continued low interest rates, margin compression, and lower net interest income.
"For the quarter ended June 30, 2012, net interest income on a tax-equivalent basis declined $205,000 or 1.9% compared to the same period in 2011," President Daigneault noted, "Compared to the previous quarter, however, net interest income on a tax-equivalent basis was up $112,000 or 1.1%. The year-over-year decline in quarterly net interest income was offset by increased non-interest income. After deducting securities gains, non-interest income for the second quarter was up $447,000 or 22.3% compared to the second quarter of 2011. This was attributable to strong mortgage origination income resulting from high levels of mortgage refinancing. We also saw a good increase in investment management and fiduciary income. Non-interest expense was $480,000 or 7.7% higher than in the same period in 2011, with higher costs for collections and other real estate owned as well as health insurance.
"In the most recent New England Economic Snapshot, published by the Federal Reserve Bank of Boston, it was reported that New England's unemployment rate continued to improve in May, falling for a fourth consecutive month to 6.8%," President Daigneault noted. "Unemployment in New England remains more than a percentage point below the national average and is about a percentage point below a year ago. Unemployment in Maine is showing a similar trend, and while slightly above the New England average at 7.4%, it is also lower than a year ago.
"The New England Economic Snapshot also reported that residential real estate markets are showing some improvement in New England, with construction indicators increasing from a year ago and the year-over-year pace of housing price declines is generally moderating," President Daigneault continued. "The FHFA house price index in the nation, region, and all six New England states edged lower between the fourth quarter of 2011 and the first quarter of 2012 - nearly erasing the gains registered in the two previous quarters. Nevertheless, house prices continued to improve on a year-over-year basis. After increasing for two quarters, the foreclosure initiation rate held steady in New England in the first quarter of 2012, while declining nationwide. At 0.9%, the regional rate remains 0.1% below that of the nation.
"While unemployment and housing prices may be showing slight improvement, our economy is still sluggish, and these two factors have the greatest impact on credit quality," President Daigneault said. "Net loan chargeoffs for the six months ended June 30, 2012, were $3.5 million or 0.81% of average loans on an annualized basis. This was up $1.1 million from net chargeoffs of $2.4 million or 0.54% of average loans for the first six months of 2011. We provisioned $4.9 million for loan losses in the first six months of 2012, up $800,000 from the provision in the first six months of 2011. The allowance for loan losses increased $1.4 million between December 31, 2011 and June 30, 2012, and is 1.63% of loans outstanding compared to 1.50% at year end and 1.70% a year ago. Total past-due loans were 2.27% of total loans as of June 30, 2012, well below 3.07% of total loans as of December 31, 2011, and 2.95% of total loans as of June 30, 2011."
"Total assets have increased $51.9 million or 3.8% year to date," observed the Company's Chief Financial Officer, F. Stephen Ward. "The loan portfolio increased $16.8 million or 1.9% while the investment portfolio increased $33.3 million or 7.8%. On the funding side, low-cost deposits are up $7.2 million or 2.3% year to date, but more importantly, they are running $24.5 million above the same time a year ago.
"We remain very well capitalized," Mr. Ward said, "with a leverage capital ratio for the Bank of 8.20%, and tier one and tier two risk-based capital ratios of 14.39% and 15.65% as of June 30, 2012. These are all well above the FDIC's well-capitalized requirements. Our strong capital ratios and strong earnings enable us to maintain the dividend at $0.195 per share per quarter or $0.78 per share per year. We paid out 60.9% of earnings in the second quarter compared to 67.2% for the same period in 2011, and our dividend yield was 4.59% at June 30, 2012, based on the closing price of $17.00 per share.
"The First Bancorp's stock was up 10.61% or $1.63 per share in the first six months of 2012," Mr. Ward observed. "When the dividend is added, our total return with dividends reinvested was 13.14%. For the same period, the Russell 2000 and Nasdaq Bank Indices (which we are included in), had total returns with dividends reinvested of 8.53% and 11.50%, respectively. The broad market, as measured by the S&P 500 index, had a total return with dividends reinvested of 9.47%.
"Our core operating ratios were also consistent with the quarterly results posted over the past two years," said Mr. Ward, "Our return on average assets was 0.93% for the quarter while our return on average tangible common equity was 11.01% in the second quarter. Our efficiency ratio is a critical component in our overall performance, and at 51.06% for the second quarter, compares well to our two-year range of 45.86% to 53.06%."
"On July 2 we announced plans to purchase a branch at 63 Union Street in Rockland, Maine," President Daigneault said. "As part of the transaction, we will acquire approximately $45 million in deposits as well as a small volume of loans. At the same time, we announced plans to purchase a full-service bank building at 145 Exchange Street in Bangor, Maine. We are excited about the opportunity both of these locations provide for the Company: the branch at 63 Union Street will enhance our ability to serve our existing Rockland customers from a second location and the 145 Exchange Street building in Bangor offers an excellent opportunity for us to enter this expanding Northern Maine market.
"The total value of the transaction is estimated to be $7.7 million," President Daigneault continued, "which includes the premises and equipment for the two locations plus the premium paid for the Rockland deposits. The Rockland branch transaction is subject to regulatory approval, and is expected to close in the fourth quarter of this year. The purchase of the 145 Exchange Street building in Bangor will close at the same time and we expect to open a full-service branch there in the first quarter of 2013.
"All in all, I am pleased with the consistent results we have posted for the past eight quarters," President Daigneault concluded. "While Maine's unemployment rate - at 7.4% - remains well below the national unemployment rate at 8.2%, real estate prices, especially along the Maine coast, remain weak. These are the two major factors that will continue to impact our performance going forward and the ones we will be watching most closely."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Hancock Counties.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars	6/30/2012	12/31/2011	6/30/2011
Assets
Cash and due from banks	$14,192	$14,115	$14,322
Interest-bearing deposits in other banks	-	-	100
Securities available for sale	307,347	286,202	304,278
Securities to be held to maturity	135,775	122,661	122,970
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	14,448	15,443	15,443
Loans held for sale	378	-	419
Loans	881,814	864,988	886,929
Less allowance for loan losses	14,384	13,000	15,034
Net loans	867,430	851,988	871,895
Accrued interest receivable	6,024	4,835	6,511
Premises and equipment	18,500	18,842	18,351
Other real estate owned	5,188	4,094	7,723
Goodwill	27,684	27,684	27,684
Other assets	27,791	27,003	27,994
Total assets	$1,424,757	$1,372,867	$1,417,690
Liabilities
Demand deposits	$77,019	$75,750	$71,517
NOW deposits	123,897	122,775	117,064
Money market deposits	71,009	79,015	69,681
Savings deposits	119,471	114,617	107,278
Certificates of deposit	239,635	216,836	279,567
Certificates $100,000 to $250,000	313,742	309,841	319,122
Certificates $250,000 and over	60,501	22,499	34,609
Total deposits	1,005,274	941,333	998,838
Borrowed funds	248,926	265,663	249,336
Other liabilities	17,152	15,013	13,306
Total Liabilities	1,271,352	1,222,009	1,261,480
Shareholders' equity
Preferred stock	12,352	12,303	24,754
Common stock	98	98	98
Additional paid-in capital	46,110	45,829	45,629
Retained earnings	87,396	85,314	83,594
Net unrealized gain on securities available-for-sale	7,526	7,401	2,198
Net unrealized loss on postretirement benefit costs	(77)	(87)	(63)
Total shareholders' equity	153,405	150,858	156,210
Total liabilities & shareholders' equity	$1,424,757	$1,372,867	$1,417,690
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,847,159	9,812,180	9,793,706
Book value per common share	$14.32	$14.12	$13.42
Tangible book value per common share	$11.51	$11.30	$10.60

The First Bancorp
Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the six months ended		For the quarters ended
In thousands of dollars, except per share data	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Interest income
Interest and fees on loans	$18,759	$20,128	$9,367	$9,955
Interest on deposits with other banks	1	3	1	1
Interest and dividends on investments	7,479	8,120	3,765	4,041
Total interest income	26,239	28,251	13,133	13,997
Interest expense
Interest on deposits	4,297	5,081	2,104	2,518
Interest on borrowed funds	2,218	2,442	1,111	1,256
Total interest expense	6,515	7,523	3,215	3,774
Net interest income	19,724	20,728	9,918	10,223
Provision for loan losses	4,900	4,100	2,800	2,000
Net interest income after provision for loan losses	14,824	16,628	7,118	8,223
Non-interest income
Investment management and fiduciary income	844	782	448	358
Service charges on deposit accounts	1,351	1,351	713	711
Net securities gains	1,967	229	1,444	229
Mortgage origination and servicing income	304	652	460	193
Other operating income	1,598	1,497	831	743
Total non-interest income	6,064	4,511	3,896	2,234
Non-interest expense
Salaries and employee benefits	6,202	6,005	3,118	2,928
Occupancy expense	819	827	405	378
Furniture and equipment expense	1,123	1,111	550	561
FDIC insurance premiums	606	806	305	405
Net securities losses	-	-	-	-
Other than temporary impairment charge	-	-	-	-
Amortization of identified intangibles	141	141	70	70
Other operating expense	4,017	3,848	2,282	1,908
Total non-interest expense	12,908	12,738	6,730	6,250
Income before income taxes	7,980	8,401	4,284	4,207
Applicable income taxes	1,744	2,065	961	1,014
Net Income	$6,236	$6,336	$3,323	$3,193
Basic earnings per share	$0.60	$0.58	$0.32	$0.29
Diluted earnings per share	$0.60	$0.58	$0.32	$0.29
Other comprehensive income, net of tax
Net unrealized loss on securities available for sale, net of
tax benefit of $68 in 2012 and taxes of $363 in 2011	125	668	125	668
Unrecognized transition obligation for postretirement
benefits, net of taxes of $5 in 2012 and $2 in 2011	10	10	5	5
Other comprehensive income	135	678	130	673
Comprehensive income	$6,371	$7,014	$3,453	$3,866

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands,	For the six months ended		For the quarters ended
except for per share amounts	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Summary of Operations
Interest Income	$26,239	$28,251	$13,133	$13,997
Interest Expense	6,515	7,523	3,215	3,774
Net Interest Income	19,724	20,728	9,918	10,223
Provision for Loan Losses	4,900	4,100	2,800	2,000
Non-Interest Income	6,064	4,511	3,896	2,234
Non-Interest Expense	12,908	12,738	6,730	6,250
Net Income	6,236	6,336	3,323	3,193
Per Common Share Data
Basic Earnings per Share	$0.60	$0.58	$0.32	$0.29
Diluted Earnings per Share	0.60	0.58	0.32	0.29
Cash Dividends Declared	0.390	0.390	0.195	0.195
Book Value per Common Share	14.32	13.42	14.32	13.42
Tangible Book Value per Common Share	11.51	10.60	11.51	10.60
Market Value	17.00	14.86	17.00	14.86
Financial Ratios
Return on Average Equity (a)	8.84%	9.90%	9.38%	9.78%
Return on Average Tangible Common Equity (a)	10.34%	11.26%	11.01%	11.09%
Return on Average Assets (a)	0.88%	0.90%	0.93%	0.89%
Average Equity to Average Assets	10.84%	10.78%	10.73%	10.80%
Average Tangible Equity to Average Assets	8.89%	8.84%	8.81%	8.88%
Net Interest Margin Tax-Equivalent (a)	3.19%	3.31%	3.16%	3.22%
Dividend Payout Ratio	65.00%	67.24%	60.94%	67.24%
Allowance for Loan Losses/Total Loans	1.63%	1.70%	1.63%	1.70%
Non-Performing Loans to Total Loans	2.49%	2.49%	2.49%	2.49%
Non-Performing Assets to Total Assets	1.91%	2.10%	1.91%	2.10%
Efficiency Ratio	50.74%	48.29%	51.06%	48.31%
At Period End
Total Assets	$1,424,757	$1,417,690	$1,424,757	$1,417,690
Total Loans	881,814	886,929	881,814	886,929
Total Investment Securities	457,570	442,691	457,570	442,691
Total Deposits	1,005,274	998,838	1,005,274	998,838
Total Shareholders' Equity	153,405	156,210	153,405	156,210
(a) Annualized using a 366-day basis in 2012 and 365-day basis in 2011

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of the Company's performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which adjustments increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 35.0% tax rate was used in both 2012 and 2011.
	For the six months ended		For the quarters ended
In thousands of dollars	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Net interest income as presented	$19,724	$20,728	$9,918	$10,223
Effect of tax-exempt income	1,527	1,272	763	663
Net interest income, tax equivalent	$21,251	$22,000	$10,681	$10,886

The Company presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from noninterest expenses, excludes securities gains from noninterest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation of between the GAAP and non-GAAP efficiency ratio:
	For the six months ended		For the quarters ended
In thousands of dollars	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Non-interest expense, as presented	$12,908	$12,738	$6,730	$6,250
Net securities losses	-	-	-	-
Other than temporary impairment charge	-	-	-	-
Adjusted non-interest expense	12,908	12,738	6,730	6,250
Net interest income, as presented	19,724	20,728	9,918	10,223
Effect of tax-exempt income	1,527	1,272	763	663
Non-interest income, as presented	6,064	4,511	3,896	2,234
Effect of non-interest tax-exempt income	91	94	48	47
Net securities gains	(1,967)	(229)	(1,444)	(229)
Adjusted net interest income plus non-interest income	$25,439	$26,376	$13,181	$12,938
Non-GAAP efficiency ratio	50.74%	48.29%	51.06%	48.31%
GAAP efficiency ratio	50.05%	50.47%	48.72%	50.17%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's preferred stock and intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:
	For the six months ended		For the quarters ended
In thousands of dollars	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Average shareholders' equity as presented	$154,188	$153,747	$154,832	$155,679
Less preferred stock	(12,317)	(24,705)	(12,329)	(24,730)
Less intangible assets	(27,684)	(27,684)	(27,684)	(27,684)
Tangible average shareholders' equity	$114,187	$101,358	$114,819	$103,265

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact F. Stephen Ward, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.